UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

October 28, 2022
Date of Report (date of earliest event reported)
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Leafly Holdings, Inc.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation or organization)	001-39119 (Commission File Number)	84-2266022 (I.R.S. Employer Identification Number)
113 Cherry Street, PMB 88154 Seattle, WA 98104-2205
(Address of principal executive offices and zip code)
(206) 455-9504
(Registrant's telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $.0001	LFLY	Nasdaq Stock Market, LLC
Warrants, each exercisable for one share of common stock at an exercise price of $11.50 per share	LFLYW	Nasdaq Stock Market, LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.            Emerging growth company    ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 28, 2022, Leafly Holdings, Inc. (the “Company”) received a letter from the staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) providing notification that the Company no longer complies with the $50 million in market value of listed securities standard for continued listing on the Nasdaq Global Market under Nasdaq’s Listing Rule 5450(b)(2)(A) and that the Company also does not comply with either of the two alternative standards of Listing Rule 5450(b), the equity standard and the total assets and total revenue standard. The notice has no immediate effect on the listing of the Company’s common stock or warrants, and its common stock and warrants will continue to trade on The Nasdaq Global Market under the symbol “LFLY” and “LFLYW,” respectively.

The notification of noncompliance has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Global Market. In accordance with Nasdaq Listing Rules, the Company has 180 calendar days following the date of the notification, or no later than April 26, 2023, in which to regain compliance. To regain compliance, the total market value of the Company’s listed securities, calculated as the Company’s total shares outstanding multiplied by the daily closing bid price, must be $50 million or more for a minimum of 10 consecutive business days at any time before April 26, 2023. The Company's failure to regain compliance during this period could result in delisting.

If the Company is not able to achieve compliance with an applicable listing standard under Listing Rule 5450(b) prior to the end of the grace period, the Company may be eligible to transfer the listing for its common stock to the Nasdaq Capital Market. To qualify, the Company would be required to meet the continued listing requirements for the Nasdaq Capital Market.

On November 2, 2022, the Company received a letter from the Staff providing notification that, for the previous 30 consecutive business days, the bid price for the Company’s common stock had closed below the $1.00 per share minimum bid price requirement for continued listing under Nasdaq Listing Rule 5450(a)(1). The notice has no immediate effect on the listing of the Company’s common stock or warrants, and its common stock and warrants will continue to trade on The Nasdaq Global Market under the symbol “LFLY” and “LFLYW,” respectively.

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has been provided an initial period of 180 calendar days, or until May 1, 2023, to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of the Company’s common stock must be $1.00 per share or more for a minimum of 10 consecutive business days at any time before May 1, 2023, unless the Staff exercises its discretion to extend this 10-day period pursuant to Nasdaq Listing Rule 5810(c)(3)(H).

If the Company does not regain compliance with the minimum bid price requirement by May 1, 2023, the Company may be eligible for an additional 180 calendar day compliance period. To qualify, the Company would need to transfer the listing of its common stock to the Nasdaq Capital Market, provided that it meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the minimum bid price requirement, and would need to provide written notice of its intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary. However, if it appears to the Staff that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, Nasdaq would notify the Company that its securities would be subject to delisting. In the event of such a notification, the Company may appeal the Staff’s determination to delist its securities, but there can be no assurance the Staff would grant the Company’s request for continued listing.

The Company intends to actively monitor the bid price of its common stock and its minimum market value of listed securities, and will consider options available to it to regain compliance with the Nasdaq listing rules. There can be no assurance that the Company will be able to regain compliance with the minimum bid price requirement or will otherwise be in compliance with other Nasdaq listing standards.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 3rd day of November, 2022.

Leafly Holdings, Inc.

By:	/s/ Suresh Krishnaswamy
Name:	Suresh Krishnaswamy
Title:	Chief Financial Officer